Exhibit 99.1

Milacron Holdings Corp. Reports Second Quarter 2015 Results

•	Sales of $301.3 million increased 8.2% in 2Q15 on a constant currency basis

•	Adjusted EBITDA rose 32% to $56.0 million in 2Q15

•	Adjusted EBITDA margins increased to 18.6% in 2Q15 from 14.3% in 2Q14

Cincinnati – August 11, 2015 – Milacron Holdings Corp. (“Milacron”) (NYSE: MCRN), a leading industrial technology company serving the plastics processing industry, today announced financial results for the second quarter ended June 30, 2015.

Second Quarter Results

For the second quarter of 2015, sales of $301.3 million increased 1.8% from sales of $295.9 million in the second quarter a year ago. Excluding $18.8 million of unfavorable effects of currency movements, sales for the second quarter increased 8.2% over the prior year period. Adjusted EBITDA for the second quarter 2015 increased 32.1% to $56.0 million, or 18.6% of sales, compared to Adjusted EBITDA of $42.4 million, or 14.3% of sales, in the year ago period. Net loss totaled $27.2 million, or a loss of $0.51 per basic and diluted share, in the second quarter of 2015 compared to a net loss of $2.1 million, or a loss of $0.04 per basic and diluted share, in the prior year quarter. Adjusted net income totaled $24.6 million in the second quarter of 2015 compared to adjusted net income attributable to Milacron of $11.7 million in the prior year period.

“We are pleased with the strong revenue growth and substantial margin improvement we achieved in the second quarter. These results are a testament to our strategy and reflect our leading position in markets with strong fundamentals, and our lifecycle sales approach. Revenue growth in the second quarter was driven by robust equipment sales in North America, Europe and India, strong growth in the hot runner business as well as our equipment aftermarket parts and service business. Our Adjusted EBITDA margin improvement also reflects solid execution on our cost reduction programs, including footprint optimization and manufacturing consolidation in Europe,” said Milacron Chief Executive Officer, Tom Goeke.

“We are delighted to have completed our IPO during the second quarter and are excited about the many value creation opportunities ahead of us. The IPO enabled us to strengthen Milacron’s balance sheet while providing substantial capacity to reinvest and grow the business,” said Milacron Chief Financial Officer, Bruce Chalmers.

Year-to-Date Results

For the first half of 2015, sales of $580.5 million increased 0.7% from sales of $576.2 million in the first half a year ago. Excluding $35.4 million of unfavorable effects of currency movements and the impact of tuck-in acquisitions completed in 2014, sales for the first half of 2015 rose 5.6% over the prior year period. Adjusted EBITDA for the first half of 2015 increased 17.1% to $100.5 million, or 17.3% of sales, compared to Adjusted EBITDA of $85.8 million, or 14.9% of sales, in the prior year first half. Net loss totaled $43.1 million, or a loss of $0.82 per basic and diluted share, in the first half of 2015 compared to a Net loss attributable to Milacron of $10.3 million, or a loss of $0.20 per basic and diluted share, in the prior year first half. Adjusted net income totaled $39.0 million in the first half of 2015 compared to adjusted net income attributable to Milacron of $25.5 million in the prior year first half.

Segment Results

Advanced Plastic Processing Technologies (APPT)

Sales for the second quarter 2015 of $169.9 million increased 7.3% from sales of $158.3 million a year ago. Excluding $7.0 million of unfavorable effects of currency movements, sales increased 11.7% over the prior year period. Sales were driven by growth in North America, Europe and India and rose across all end markets with particular strength in the electronics sector. Adjusted EBITDA in the second quarter increased 75.6% to $23.0 million, or 13.5% of sales, from Adjusted EBITDA of $13.1 million, or 8.3% of sales, in the year ago quarter.

Melt Delivery & Control Systems (MDCS)

Sales for the second quarter 2015 of $101.8 million decreased 3.2% from sales of $105.2 million a year ago. Excluding $8.2 million of unfavorable effects of currency movements, sales increased 4.6% over the prior year period. Sales were driven by growth in hot runner systems, mold assemblies and spare parts across all regions with particular strength in automotive, consumer goods and medical sectors. Adjusted EBITDA in the second quarter increased 11.9% to $32.0 million, or 31.4% of sales, from Adjusted EBITDA of $28.6 million, or 27.2% of sales, in the year ago quarter.

Fluid Technologies

Sales for the second quarter 2015 were $29.6 million, a decrease of 8.6% from sales of $32.4 million a year ago. Excluding $3.6 million of unfavorable effects of currency movements, sales increased 2.5% over the prior year period. Sales were driven by growth in the European automotive market and in Mexico. Adjusted EBITDA in the second quarter increased 14.5% to $6.3 million, or 21.3% of sales, from Adjusted EBITDA of $5.5 million, or 17.0% of sales, in the year ago quarter.

Additional Financial Information

Milacron announced the pricing of its Initial Public Offering (“IPO”) on June 24, 2015 and the IPO closed on June 30, 2015. The net proceeds from the offering of $265 million were used to repay $248 million of the company’s term loan facility and the outstanding balance of $14.1 million under the company’s asset-based revolving credit facility.

The company ended the second quarter of 2015 with cash and cash equivalents of $78.5 million and total debt of $955.1 million at June 30, 2015, resulting in net debt of $876.6 million and a net leverage ratio of 4.1x.

Recent Developments

On July 29th, Milacron announced that in connection with its IPO, the underwriters partially exercised their over-allotment option to purchase an additional 415,600 shares of Milacron’s common stock. The issuance and sales of these additional shares closed on July 29, 2015 and increased the net proceeds to the company from the IPO to $273 million from $265 million.

Outlook

Overall the strong results in the second quarter met our expectations and keep us on track to deliver our annual target of 5% organic revenue growth. Through the first half, we achieved EBITDA margins of 17.3% as compared to our prior year margins of 14.9%. This increase is a result of strong top-line growth and our cost reduction initiatives which began to gain traction in the second half of 2014 and will continue to be implemented over the next several years to ultimately achieve our long-term annual target of 20%+ EBITDA margins.

Conference Call

Milacron will host a conference call to discuss its second quarter 2015 financial results at 8 a.m. Eastern Time on August 11, 2015. The live webcast of the call can be accessed at the Milacron Investor Relations website at http://investors.milacron.com, along with the company’s earnings press release. The U.S. dial-in for the call is 1—877-407-8037 (1-201-689-8037 for non-U.S. callers). A replay of the conference call will be available until August 25, 2015 at 11:59 p.m. Eastern Time, while an archived version of the webcast will be available on the Milacron Investor Relations website for 90 days.

About Milacron

Milacron is a global leader in the manufacture, distribution and service of highly engineered and customized systems within the plastic technology and processing industry. Milacron is the only global company with a full-line product portfolio that includes hot runner systems, injection molding, blow molding and extrusion equipment.

Forward-Looking Statements

This press release contains forward-looking statements. The words “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions that are predictions of or indicate future events and trends and that do not relate to historical matters identify forward-looking statements. You should not place undue reliance on these forward-looking statements. Although forward-looking statements reflect management’s good faith beliefs, reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward–looking statements. Forward-looking statements speak only as of the date the statements are made. Milacron undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise. These forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to demand for our products being significantly affected by general economic conditions, any decline in the use of plastic, the competitiveness of the industries in which we operate and the financial resources of our competitors, our ability to successfully develop and implement strategic initiatives to increase cost savings and improve operating margins and the other risk factors set forth in our final prospectus in connection with our IPO dated June 24, 2015, Form 10-Q for the quarter ended June 30, 2015 and other SEC filings, copies of which are available free of charge on our website at investors.milacron.com.

Non-GAAP Financial Measures

We prepare our financial statements in conformity with U.S. GAAP. To supplement this information, we also use the following non-GAAP financial measures: Adjusted EBITDA and Adjusted Net Income. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies.

Adjusted EBITDA

Adjusted EBITDA represents net income before interest expense, taxes, depreciation and amortization, as further adjusted for the other items reflected in the reconciliation table set fort below. Adjusted EBITDA is a measure used by management to measure operating performance. Adjusted EBITDA is not a presentation made in accordance with U.S. GAAP, is not a measure of financial condition or profitability, and should not be considered as an alternative to net earnings (loss) determined in accordance with U.S. GAAP or operating cash flows determined in accordance with U.S. GAAP or any other performance measure derived in accordance with U.S. GAAP and should not be construed as an inference that our future results will be unaffected by unusual non-recurring items. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not include certain cash requirements such as interest payments, tax payments, debt service requirements and certain other cash costs that may recur in the future.

We view Adjusted EBITDA as a key measure of our performance. We present Adjusted EBITDA not only due to its importance for purposes of our credit agreements but also because it assists us in comparing our performance across reporting periods on a consistent basis as it excludes items that we do not believe are indicative of our core operating performance. Our management uses Adjusted EBITDA:

•	as a measurement used in evaluating our consolidated and segment-level operating performance on a consistent basis;

•	to calculate incentive compensation for our employees;

•	for planning purposes, including the preparation of our internal annual operating budget;

•	to evaluate the performance and effectiveness of our operational strategies; and

•	to assess compliance with various metrics associated with our debt agreements.

We believe that the inclusion of Adjusted EBITDA is useful to provide additional information to investors about certain material non-cash items as well as items considered to be one-time or non-recurring to the operations of the business. While we believe these financial measures are commonly used by investors to evaluate our performance and that of our competitors, because not all companies use identical calculations, this presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies and should not be considered as an alternative to performance measures derived in accordance with U.S. GAAP. Adjusted EBITDA is calculated as net earnings (loss) attributable to Milacron Holdings Corp. before income tax expense, interest expense, net, depreciation and amortization further adjusted to exclude other items as reflected in the reconciliation table below.

In evaluating Adjusted EBITDA, you should be aware that in the future we will incur expenses such as those used in calculating Adjusted EBITDA. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by usual or non-recurring items. Because of these limitations, Adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our U.S. GAAP results and using Adjusted EBITDA only supplementary.

Adjusted Net Income

Adjusted Net Income measures our operating performance by adjusting net earnings (loss) attributable to Milacron Holdings Corp. to exclude amortization expense, non-cash currency effect on intercompany loans, organizational redesign costs, long-term equity awards and shareholder fees, debt costs, acquisition integration costs, professional services, business combination costs and certain other non- recurring items. Management uses this measure to evaluate our core operating results as it excludes certain items whose fluctuations from period-to-period do not necessarily correspond to changes in the core operations of the business, but includes certain items such as depreciation, interest expense and interest tax expense, which are otherwise excluded from Adjusted EBITDA. We believe the presentation of Adjusted Net Income enhances our investors’ overall understanding of the financial performance and cash flow of our business. You should not consider Adjusted Net Income as an alternative to net earnings (loss) attributable to Milacron Holdings Corp., determined in accordance with U.S. GAAP, as an indicator of operating performance.

Contacts:

For more information, contact:

Media Contact:

Michael Ellis, Milacron

Michael_Ellis@milacron.com

905-877-0185 ext. 354

Investor Relations Contact:

Monica Gould

IR@milacron.com

1-212-871-3927

MILACRON HOLDINGS CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2015 (Unaudited)	December 31, 2014
	(in millions)
Assets
Current assets:
Cash and cash equivalents	$78.5	$81.5
Accounts receivable, net	190.7	183.3
Inventories, net:
Raw materials	89.2	84.5
Work-in-process	61.8	52.5
Finished products	103.3	101.1

Total inventories	254.3	238.1
Prepaid and other current assets	45.8	43.1

Total current assets	569.3	546.0
Property and equipment, net	215.2	216.9
Goodwill	540.6	548.6
Intangible assets, net	409.9	442.8
Other noncurrent assets	34.9	36.4

Total assets	$1,769.9	$1,790.7

Liabilities and shareholders’ equity
Current liabilities:
Short-term borrowings	$7.7	$9.2
Long-term debt and capital lease obligations due within one year	0.5	3.8
Accounts payable	90.9	89.9
Advanced billings and deposits	53.3	58.5
Accrued salaries, wages and other compensation	33.8	33.2
Accrued interest	14.0	16.2
Other current liabilities	64.9	60.2

Total current liabilities	265.1	271.0
Long-term debt and capital lease obligations	946.9	1,021.6
Deferred income tax liabilities	70.4	72.6
Accrued pension liabilities	27.1	29.0
Other noncurrent accrued liabilities	9.5	11.1

Total liabilities	1,319.0	1,405.3
Shareholders’ equity:
Preferred stock	—	—
Common stock	0.7	0.5
Capital in excess of par value	626.7	499.6
Retained deficit	(103.7)	(60.6)
Accumulated other comprehensive loss	(72.8)	(54.1)

Total shareholders’ equity	450.9	385.4

Total liabilities and shareholders’ equity	$1,769.9	$1,790.7

MILACRON HOLDINGS CORP.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
	(in millions, except per share data)
Net sales	$301.3	$295.9	$580.5	$576.2
Cost of sales	197.1	193.7	378.4	375.1

Manufacturing margins	104.2	102.2	202.1	201.1
Operating expenses:
Selling, general and administrative expenses	72.1	69.9	138.3	135.3
Amortization expense	9.2	11.1	18.6	22.0
(Gain) loss on currency translation	(1.3)	(4.2)	9.9	2.3
Other expense, net	4.6	0.6	8.3	1.4

Total operating expenses	84.6	77.4	175.1	161.0

Operating earnings	19.6	24.8	27.0	40.1
Interest expense, net	18.4	18.7	36.8	37.6
Loss on debt extinguishment	22.2	2.9	22.2	3.4

Loss before income taxes	(21.0)	3.2	(32.0)	(0.9)
Income tax expense	6.2	5.3	11.1	9.5

Net loss	(27.2)	(2.1)	(43.1)	(10.4)
Less: Net loss attributable to the noncontrolling interest	—	—	—	0.1

Net loss attributable to Milacron Holdings Corp.	$(27.2)	$(2.1)	$(43.1)	$(10.3)

Loss per share:
Basic	$(0.51)	$(0.04)	$(0.82)	$(0.20)

Diluted	$(0.51)	$(0.04)	$(0.82)	$(0.20)

MILACRON HOLDINGS CORP.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended June 30,
	2015	2014
	( in millions)
Operating activities
Net loss	$(43.1)	$(10.4)
Less: Net loss attributable to noncontrolling interest	—	0.1

Net loss attributable to Milacron Holdings Corp.	(43.1)	(10.3)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	32.2	35.2
Unrealized loss on currency translation of intercompany advances	10.2	(0.2)
Amortization of deferred financing costs	2.2	2.5
Loss on debt extinguishment	8.4	1.8
Trademark impairment	2.2	—
Non-cash stock-based compensation expense	6.8	2.5
Deferred income taxes	0.4	(0.3)
Changes in assets and liabilities:
Accounts receivable	(12.8)	(7.1)
Inventories	(21.8)	(25.7)
Prepaid and other current assets	(0.5)	(8.7)
Accounts payable	5.9	13.2
Advanced billings and deposits	(4.2)	2.1
Other current liabilities	7.2	(3.2)
Other noncurrent assets	(2.1)	0.3
Other noncurrent accrued liabilities	(0.7)	2.6

Net cash (used in) provided by operating activities	(9.7)	4.7
Investing activities
Purchases of property and equipment	(26.8)	(16.1)
Proceeds from disposals of property and equipment	0.8	0.1
Acquisitions, net of cash acquired	—	(53.0)

Net cash used in investing activities	(26.0)	(69.0)
Financing activities
Proceeds from issuance of long-term debt (original maturities longer than 90 days)	795.3	127.0
Payments on long-term debt and capital lease obligations (original maturities longer than 90 days)	(873.9)	(79.8)
Net (decrease) increase in short-term borrowings (original maturities of 90 days or less)	(1.0)	0.5
Purchase of noncontrolling interest	—	(1.9)
Dividends paid	(144.6)	—
Proceeds from issuance of common stock	285.7	1.0
Initial public offering issuance costs	(20.4)	—
Proceeds from exercise of stock options	0.1	—
Debt issuance costs	(6.2)	(1.4)

Net cash (used in) provided by financing activities	35.0	45.4
Effect of exchange rate changes on cash	(2.3)	0.1

Decrease in cash and cash equivalents	(3.0)	(18.8)
Cash and cash equivalents at beginning of period	81.5	100.7

Cash and cash equivalents at end of period	$78.5	$81.9

MILACRON HOLDINGS CORP.

SALES BY BUSINESS SEGMENT

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
	( in millions)
Sales by segment:
Advanced Plastic Processing Technologies	$169.9	$158.3	$321.3	$310.3
Melt Delivery and Control Systems	101.8	105.2	201.2	201.8
Fluid Technologies	29.6	32.4	58.0	64.1

Total	$301.3	$295.9	$580.5	$576.2

MILACRON HOLDINGS CORP.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
	(in millions)
Net loss attributable to Milacron Holdings Corp.	$(27.2)	$(2.1)	$(43.1)	$(10.3)
Amortization expense	9.2	11.1	18.6	22.0
Currency effect on intercompany advances (a)	(1.2)	(5.4)	10.2	(0.2)
Organizational redesign costs (b)	5.6	2.1	10.9	3.4
Long-term equity options and shareholder fees (c)	9.8	1.4	11.1	2.8
Debt costs (d)	23.1	3.0	23.1	4.1
Acquisition integration costs (e)	1.2	0.7	3.5	1.5
Professional services (f)	2.0	0.7	2.7	1.0
Business combination costs (g)	—	0.2	—	1.1
Other (h)	2.1	—	2.0	0.1

Adjusted Net Income	24.6	11.7	39.0	25.5
Income tax expense	6.2	5.3	11.1	9.5
Interest expense, net	18.4	18.7	36.8	37.6
Depreciation expense	6.8	6.7	13.6	13.2

Adjusted EBITDA	$56.0	$42.4	$100.5	$85.8

(a)	Non-cash currency effect on intercompany advances primarily relates to advances denominated in foreign currencies. The most significant exposure relates to the Canadian dollar pursuant to intercompany advances associated with the acquisition of Mold-Masters.
(b)	Organizational redesign costs in the three months ended June 30, 2015 primarily included $1.3 million of severance and $2.0 million of one-time project costs related to relocating our facilities in Belgium and Italy to the Czech Republic, $0.8 million for termination costs as a result of eliminated positions, and $0.5 million of costs related to the restructuring of Fluids’ footprint in Europe. Organizational redesign costs in the six months ended June 30, 2015 primarily included $3.9 million of severance and $2.5 million of one-time project costs related to relocating our facilities in Belgium and Italy to the Czech Republic, $2.3 million for termination costs as a result of eliminated positions, $0.5 million of costs related to the restructuring of Fluids’ footprint in Europe, and $0.4 million of costs related to the transition of positions to low-cost countries. Organizational redesign costs during the three months ended June 30, 2014 included $0.5 million of costs for changes in the executive management team, $0.6 million of costs related to the shutdown of facilities, and $0.4 million of costs for the transition of positions to low-cost countries. Organizational redesign costs during the six months ended June 30, 2014 included $1.2 million of costs for changes in the executive management team, $0.8 million of costs for the transition of positions to low-cost countries and $0.6 million of costs related to the shutdown of facilities.
(c)	Long-term equity options and shareholder fees include the non-cash charges associated with stock-based compensation awards granted to certain executives and independent directors and a cash advisory fee paid to CCMP in the three and six months ended June 30, 2015 and 2014. The cash advisory payment to CCMP ceased as of the effective date of our IPO.
(d)	Debt costs incurred during the three and six months ended June 30, 2015 included $22.2 million of debt extinguishment costs and $0.9 million of fees related to the senior secured term loan facility due September 2020. Debt costs incurred during the three and six months ended June 30, 2014 included a $2.9 million loss on the early extinguishment of a portion of our 8.375% senior secured notes due 2019. The loss consists of a $1.6 million premium paid for the early extinguishment and $1.3 million of previously deferred financing costs. We also expensed $0.5 million of previously deferred financing costs related to the senior secured term loan facility due March 2020. The six months ended June 30, 2014 also included $0.7 million of fees to increase the senior secured term loan facility due March 2020.
(e)	Acquisition integration costs in the three and six months ended June 30, 2015 included $0.6 million and $2.0 million, respectively, of costs related to the Kortec, Inc. (“Kortec”), TIRAD, s.r.o. (“TIRAD”) and Mold-Masters acquisitions for product line integration and other strategic alignment initiatives. In addition, in the three and six months ended June 30, 2015 we incurred $0.5 million and $1.3 million, respectively, to introduce the integration and new branding of all Milacron companies. Acquisition integration costs in the three and six months ended June 30, 2014 primarily included travel and consulting services for the acquisition of Mold-Masters and certain other smaller acquisitions.

(f)	Professional fees related to operational efficiency, business development, and other one-time advisory projects in the three and six months ended June 30, 2015 included $1.8 million and $2.2 million of fees for readiness initiatives associated with our IPO and $0.1 million and $0.4 million of costs for strategic organizational initiatives, respectively. Professional fees in the three months ended June 30, 2014, included $0.3 million related to strategic organizational initiatives and $0.4 million related to certain advisory services for readiness initiatives associated with our IPO. Professional fees in the six months ended June 30, 2014, included $0.6 million related to strategic organizational initiatives and $0.4 million related to certain advisory services for readiness initiatives associated with our IPO.
(g)	Business combination costs relate to certain professional, audit and other fees related to the acquisitions of Kortec, TIRAD, and certain other smaller acquisitions.
(h)	Other costs for the three and six months ended June 30, 2015 include a non-cash charge of $2.2 million related to the impairment of certain trademarks.

MILACRON HOLDINGS CORP.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
	(in millions)
Operating earnings:
APPT	$13.2	$7.2	$24.0	$18.0
MDCS	20.9	22.6	23.3	33.2
Fluids	3.8	2.7	6.6	5.1
Corporate	(18.3)	(7.7)	(26.9)	(16.2)

Total operating earnings	19.6	24.8	27.0	40.1
Adjustments to operating earnings:
APPT Adjustments:
Depreciation and amortization	5.1	5.5	10.4	11.0
Net earnings attributable to noncontrolling interest	—	—	—	0.1
Organizational redesign costs (b)	2.0	0.4	3.0	0.4
Acquisition integration costs (e)	0.3	—	0.9	—
Professional services (f)	0.2	—	0.2	—
Other (h)	2.2	—	2.2	0.1

Total APPT Adjustments	9.8	5.9	16.7	11.6
MDCS Adjustments:
Depreciation and amortization	9.1	10.1	18.2	19.6
Currency effect on intercompany advances(a)	(1.1)	(5.4)	10.0	(0.3)
Organizational redesign costs (b)	2.5	0.6	6.1	0.9
Acquisition integration costs (e)	0.7	0.5	2.1	1.1
Professional services (f)	—	0.2	—	0.3
Other (h)	(0.1)	—	(0.2)	—

Total MDCS Adjustments	11.1	6.0	36.2	21.6
Fluids Adjustments:
Depreciation and amortization	1.7	2.3	3.4	4.6
Organizational redesign costs (b)	0.8	0.5	1.3	0.9
Professional services (f)	—	—	0.1	—

Total Fluids Adjustments	2.5	2.8	4.8	5.5
Corporate Adjustments:
Depreciation and amortization	0.1	(0.1)	0.2	—
Currency effect on intercompany advances (a)	(0.1)	—	0.2	0.1
Organizational redesign costs (b)	0.3	0.6	0.5	1.2
Long-term equity options and shareholder fees (c)	9.8	1.4	11.1	2.8
Debt costs (d)	0.9	0.1	0.9	0.7
Acquisition integration costs (e)	0.2	0.2	0.5	0.4
Professional services (f)	1.8	0.5	2.4	0.7
Business combination costs (g)	—	0.2	—	1.1

Total Corporate Adjustments	13.0	2.9	15.8	7.0
Adjusted EBITDA:
APPT	23.0	13.1	40.7	29.6
MDCS	32.0	28.6	59.5	54.8
Fluids	6.3	5.5	11.4	10.6
Corporate	(5.3)	(4.8)	(11.1)	(9.2)

Total Adjusted EBITDA	$56.0	$42.4	$100.5	$85.8

(a)	Non-cash currency effect on intercompany advances primarily relates to advances denominated in foreign currencies. The most significant exposure relates to the Canadian dollar pursuant to intercompany advances associated with the acquisition of Mold-Masters within the MDCS segment.
(b)	Organizational redesign costs incurred in MDCS in the three months ended June 30, 2015 included $1.6 million of one-time project costs related to relocating our Belgium warehouse to the Czech Republic. Organizational redesign costs in APPT in the three months ended June 30, 2015 included $1.3 million of severance and $0.3 million of other one-time project costs related to relocating our operation in Italy to the Czech Republic. Organizational redesign costs incurred in the Fluids segment in the three months ended June 30, 2015 included $0.5 million of one-time project costs related to restructuring the segment’s European footprint. In the three and six months ended June 30, 2015, organizational redesign costs across all segments included $0.8 million and $2.3 million for termination costs as a result of eliminated positions and $0.1 million and $0.4 million of costs related to the transition of positions to low-cost countries, respectively. As incurred at the respective segments, organizational redesign costs in the three months ended June 30, 2014 included $0.4 million for salary and severance costs as a result of eliminated positions and $0.6 million for costs due to the shutdown of facilities. Organizational redesign costs for Fluids and Corporate in the three and six months ended June 30, 2014 included $0.5 million and $1.2 million, respectively, included costs for changes in the executive management team. Costs in Corporate and MDCS for the three and six months ended June 30, 2014 included $0.4 million and $0.8 million of costs for the transition of positions to low-cost countries, respectively.
(c)	Long-term equity options and shareholder fees in Corporate include the non-cash charges associated with stock-based compensation awards granted to certain executives and independent directors and a cash advisory fee paid to CCMP in the three and six months ended June 30, 2015 and 2014. The cash advisory payment to CCMP ceased as of the effective date of our IPO.
(d)	Debt costs incurred during the three and six months ended June 30, 2015 included $0.9 million of fees related to the new senior secured term loan facility due September 2020. Debt costs incurred during the six months ended June 30, 2014 included $0.7 million of fees to increase the senior secured term loan facility due March 2020.
(e)	Acquisition integration costs for MDCS in the three and six months ended June 30, 2015 included $0.6 million and $2.0 million related to the TIRAD, and Mold-Masters acquisitions for product line integration and other strategic alignment initiatives, respectively. In addition, APPT and Corporate’s acquisition integration costs for the three and six months ended June 30, 2015 included $0.4 million and $1.2 million of one-time costs to introduce the integration and new branding of all Milacron companies, respectively.
(f)	Professional fees incurred by Corporate in the three and six months ended June 30, 2015 included $1.7 million and $2.1 million for readiness initiatives related to our IPO, respectively. In the three months ended June 30, 2014, professional fees incurred by Corporate included $0.4 million for readiness initiatives associated with our IPO.
(g)	Business combination costs for Corporate in the three and six months ended June 30, 2014 relate to certain professional, audit and other fees related to the acquisitions of Kortec and TIRAD.
(h)	Other costs in APPT for the three and six months ended June 30, 2015 included a non-cash charge of $2.2 million related to the impairment of certain trademarks.